Exhibit (a)(5)(xx)

PEOPLESOFT’S BOARD

WON’T LET YOU VOTE

PeopleSoft New License Revenue Growth

[BAR CHART]

PeopleSoft Stock Price Before Our Offer

[LINE CHART]

No Wonder

ORACLE®

Find out more at oracle.com/peoplesoft

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the offer to purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003. Stockholders should read the offer to purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the offer to purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston, LLC, the dealer manager for the offer, from Mackenzie Partners, the information agent for the offer, or from Oracle Corporation. This document has been approved solely for the purposes of Section 21 of the Financial Services and Markets Act 2000 by Credit Suisse First Boston (Europe) Limited.

Copyright © 2003, Oracle Corporation. All rights reserved. Oracle is a registered trademark of Oracle

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